                                                                    Exhibit 4.11

                       UDLP EXCESS PENSION PLAN FOR UNITED
                       -----------------------------------
                   DEFENSE LIMITED PARTNERSHIP AND AFFILIATES
                   ------------------------------------------
                    Amended and Restated as of March 15, 2001


         Section 1.   Establishment and Purposes of the Plan.
         ---------    --------------------------------------

         The UDLP Excess Pension Plan for United Defense Limited Partnership and Affiliates (the "Plan") was established effective July 1, 1994, by United Defense Limited Partnership, a Delaware limited partnership ("UDLP"). The purpose of the Plan is to provide employees of UDLP and its affiliated companies with the retirement benefits which they would have received under the FMC Salaried Employees' Retirement Plan or other successor qualified employee pension plans in which they participate (including the UDLP Salaried Employees' Pension Plan and the UDLP Employees Pension Plan) (collectively, the "Retirement Plan") but for the limitations on benefits set forth in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including Section 415 of the Internal Revenue Code of 1986, as amended ("Code"), and Section 401(a)(17) of the Code (the "Limitations.").

         The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is not intended to comply with the requirements of Section 401(a) of the Code. The Plan is intended to be unfunded for purposes of the Code and Title I of ERISA and to be exempt from most of the requirements of ERISA. This version of the Plan is an amendment and restatement of the Plan as of March 15, 2001.

         Section 2.   Participants.
         ---------    ------------


         Participants in the Plan shall be limited to those employees (as such term is defined in the Retirement Plan) of UDLP whose retirement benefits are affected by the Limitations. These employees are hereinafter referred to as "Participants."

         Section 3.   Benefits.
         ---------    --------


         There shall be payable hereunder with respect to each Participant a benefit or benefits equal to the difference between (a) and (b) as follows: (a) the benefit or benefits which the Participant, spouse or beneficiary would have received under the Retirement Plan but for the Limitations, excluding, however, any benefit increases effected by adoption of a minimum normal retirement benefit schedule for specified participants under the UDLP Employees Pension Plan; and (b) the benefit or benefits to which the Participant, spouse or beneficiary are entitled under the Retirement Plan, including any benefit increases effected by adoption of a minimum normal retirement benefit schedule for specified participants under the UDLP Employees Pension Plan (the difference between (a) and (b) being the "Excess Benefit").

         The Participant shall have the same elections under this Plan as under the Retirement Plan, but any election made under the Retirement Plan shall be deemed to be an election under this Plan; provided, however, that a Participant who (a) is at least age 55 on the date he terminates employment with UDLP and its affiliated companies or (b) is terminated in connection with a permanent reduction in force shall be entitled under this Plan to elect to receive the Excess Benefit hereunder in the form of a single sum distribution equal to the present value, calculated using the assumptions described below ("Assumptions"), of the Excess Benefit determined as of the time of the distribution under the Retirement Plan in the form of a single life annuity (whether or not this form of benefit has been elected under the Retirement Plan). The Excess Benefit hereunder shall be paid at the same time or times and, except as provided in the immediately preceding sentence, in same manner as paid under the Retirement Plan. The Assumptions referred to above shall be an 83 GAM Unisex mortality assumption and the Applicable Interest Rate. The Applicable Interest Rate is the annual rate of interest on 30-year Treasury securities, determined in accordance with Section 417(e) of the Code, for the fifth month (i.e., August) preceding the first day of the Plan year (i.e., the calendar year). Such interest rate shall be the Applicable Interest rate for the entire calendar year.

         Section 4.  Funding.
         ---------   -------


         This Plan shall be either: a) unfunded and benefits hereunder shall be payable only from the general assets of UDLP, or (b) funded through a Rabbi's Trust.

         Section 5.  Administration.
         ---------   --------------


         This Plan shall be administered by the Employee Benefits Committee of UDLP ("EBC"). The EBC's decision with respect to any matter pertaining to the Plan including without limitation the employees determined to be participants, the benefits payable and the construction or interpretation of any provision hereof, shall be final, conclusive and binding upon all interested persons.

         Section 6.  Amendment and Termination.
         ---------   -------------------------


         UDLP reserves the right to amend or terminate the Plan at any time but no such action shall reduce the benefits which would be payable to any Participant if employment terminated on the date such action is taken.

         Section 7.  Employment.
         ---------   ----------


         Nothing in this Plan shall be deemed to give any person the right to remain in the employ of UDLP or affect the right of UDLP to terminate any Participant's employment with or without cause.

         Section 8   Claim.
         ---------   -----


         Any person claiming a benefit or requesting an interpretation or ruling under the Plan shall present the request in writing to the EBC, which shall respond in writing as soon as practicable.

         (a)  Denial of Claim.
              ---------------

         If the claim or request is denied, the written notice of denial shall state:

          (i) The reason for denial with specific reference to the Plan provisions on which the denial was based;


          (ii) A description of any additional material or information required and an explanation of why it is necessary; and

          (iii) An explanation of the Plan's claim review procedure.


     (b) Review of Claim.
         ---------------

     Any person whose claim or request is denied or who has not received a response within 60 days of the EBC's receipt of the written claim or request may request review by notice given in writing to the EBC. The claim or request shall be reviewed by the EBC which may grant the claimant a hearing or request a hearing to clarify any related matters which it deems appropriate. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     (c) Final Decision.
         --------------

     The decision on review shall normally be made by the EBC within 60 days of the date of the EBC's receipt of the written claim or request authorized by
Section 8(b). If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions.

     (d) Arbitration.
         -----------

     Any dispute arising hereunder upon conclusion of the procedures heretofore provided in this Section 8 shall, upon request of the requesting person, be decided by arbitration in the metropolitan area where the Participant is, or was most recently, employed by UDLP, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's scope of review of the final decision of the Employee Benefits Committee shall be whether such decision was arbitrary and capricious. The award rendered in such arbitration shall be final, and judgment on such award may be entered in any court, state or federal, having jurisdiction thereover.

                                       3